Exhibit 99.1

Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC REFINANCES $550 MILLION SECURED TERM LOAN

Transaction Further Reduces Funding Costs

LOS ANGELES — April 12, 2012 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has closed a new $550 million senior secured term loan. The loan will bear interest at LIBOR plus 3.75% per annum with a LIBOR floor of 1.0%, and is priced at 99.5% of par value.  It will be secured primarily by a first priority perfected lien on the equity of certain of the Company’s subsidiaries that directly or indirectly own a pool of aircraft and related leases.

ILFC used the proceeds to prepay in full and at par its $550 million senior secured loan originally scheduled to mature on March 17, 2016, which bore interest at LIBOR plus 5.0% per annum with a LIBOR floor of 2.0% and was priced at 98% of par value.

About ILFC

ILFC is the world’s largest independent aircraft lessor measured by number of owned aircraft. ILFC’s portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 257 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 such aircraft. www.ilfc.com

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange. www.aig.com

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